EXHIBIT 5.1

[Letterhead of Max Pinsky, Barrister & Solicitor]

August 2, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
450 – 5th Street NW
Washington, DC 20549
USA

Dear Sirs/Mesdames:

Re:	Clearly Canadian Beverage Corporation (the “Corporation”)
– Registration Statement on Form F-3

I am Canadian counsel to the Corporation, a corporation subsisting under the Business Corporations Act (British Columbia).

I refer to the filing by the Corporation of the above-captioned Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the resale of an aggregate of 2,925,173 common shares without par value in the Corporation (the “Issued Shares”) issued by the Corporation as described in the Registration Statement, 8,200,000 common shares without par value in the Corporation (the “Conversion Shares”) to be issued by the Corporation upon conversion in whole of the issued and outstanding Class “B” Preferred shares of the Corporation as described in the Registration Statement, and 5,190,000 common shares without par value in the Corporation (the “Warrant Shares”) to be issued by the Corporation upon exercise of 5,190,000 share purchase warrants (the “Warrants”) issued by the Corporation as described in the Registration Statement.

I have considered such questions of law and have examined and relied upon such records, certificates of public officials and officers of the Corporation and other documents as I have deemed necessary or appropriate to enable me to render the opinions expressed below. In examining such records, certificates and other documents, I have assumed (i) the genuineness of the signatures of and the authority of all persons signing documents examined by me, (ii) the authenticity of all documents examined by me that were submitted to me as originals, (iii) the conformity to authentic original documents of all documents examined by me that were submitted to me as certified, conformed or photostatic copies of original documents, and (iv) the identity and capacity of all individuals acting or purporting to act as public officials. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Issued Shares have been, and the Conversion Shares and Warrant Shares, when issued in accordance with the rights and restrictions attached to the Class “B” Shares and the terms of the Warrants respectively will be, duly issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

I do not express any opinion as to any laws other than the laws of the Province of British Columbia and the laws of Canada applicable therein.

I consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of my firm therein.

Yours truly,

/s/ MAX PINSKY, Barrister & Solicitor